CR-254776

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Cogo Group Cayman, Inc.

having by Special resolution dated 22nd day of July Two Thousand Eleven changed its name, is now incorporated under name of

Cogo Group, Inc.

Given under my hand and Seal at George Town in the Island of Grand Cayman this 25th day of July Two Thousand Eleven

An Authorised Officer,
Registry of Companies,
Cayman Islands.

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Certified to be a true and correct copy of the original

J. Barry Smith
Notary Public in and for the Cayman Islands
Dated: 5 October 2011